UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 26, 2010

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

55 Waugh Drive, Suite 1000		77007
Houston, Texas		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Financial Officer

On January 26, 2010, the Board of Directors of Kirby Corporation (the “Company”) elected David W. Grzebinski Executive Vice President and Chief Financial Officer, effective after the filing of the Company’s 2009 Annual Report on Form 10-K.  For the past five years, Mr. Grzebinski, age 48, has served as Corporate Treasurer and then Controller, Energy Systems for FMC Technologies, Inc., a New York Stock Exchange-listed company that designs, manufactures and services technology systems and products for the energy industry and other industrial markets.  Mr. Grzebinski’s responsibilities included accounting and control activities, financial planning, analysis and reporting and risk management for a worldwide operation that generated $4.4 billion in annual revenues.

Mr. Grzebinski’s compensation includes (1) a base salary at the rate of $330,000 per year, (2) target annual incentive compensation equal to 70% of his base salary, (3) a long-term incentive compensation award with a target value of $625,000, with 20% of the value in stock options, 40% in restricted stock and 40% in a performance award described under “Performance Awards for 2010-2012” below and (4) a one-time grant of restricted stock valued at $1,174,296 to compensate him for unvested restricted stock of his former employer which he forfeited to accept the position with the Company.

Bonuses for 2009

On January 26, 2010, the Compensation Committee of the Board of Directors of the Company awarded discretionary bonuses to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “named executive officers”) under the Company’s annual incentive plan for 2009.

The Company’s 2009 annual incentive plan is based on the achievement of three equally weighted performance measures by each of the Company’s business groups — inland marine transportation, diesel engine services and offshore marine transportation — and by the Company as a whole. The three performance measures are EBITDA (net earnings before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share.

At the beginning of the year, the Compensation Committee established objectives for each of the three performance measures for the year, based on the budget for the year approved by the Board of Directors.  A target annual incentive award expressed as a percentage of base salary was established for each participant.  Each participant’s actual award for the year is calculated based on the achievement of the target performance by the Company and its business groups for the year, unless the Compensation Committee or the Chief Executive Officer exercises negative discretion under the plan to reduce any participant’s award by up to 25% based on individual performance.  The 75% portion of the award that is paid to all participants is shown as the “formula award” in the table below.  The 25% portion subject to negative discretion is shown as the “discretionary award” in the table below.

The Compensation Committee awarded the full 100% of the annual incentive compensation award to each named executive officer. The incentive compensation earned by each named executive officer for 2009 was as follows:

Officer	Formula Award	Discretionary Award

Joseph H. Pyne	$383,724	$127,908
President and Chief Executive Officer

C. Berdon Lawrence	$279,329	$93,109
Chairman of the Board

Norman W. Nolen	$153,615	$51,205
Executive Vice President, Treasurer and Chief Financial Officer

Gregory R. Binion	$138,829	$46,276
President, Kirby Inland Marine, LP

Dorman L. Strahan	$71,058	$23,685
President, Kirby Engine Systems, Inc.

Steven P. Valerius	$158,706	$52,902
Executive Vice President and Chief Administrative Officer (until December 30, 2009)

Performance Awards for 2010-2012

On January 26, 2010, the Compensation Committee of the Board of Directors of the Company granted performance awards under the Company’s 2005 Stock and Incentive Plan to Mr. Pyne, Mr. Grzebinski, Mr. Binion and Mr. Strahan.  The performance awards are based on a three-year performance period beginning January 1, 2010.  The target amounts for the performance awards established for the four executive officers were $1,200,000 for Mr. Pyne, $250,000 for Mr. Grzebinski, $326,000 for Mr. Binion and $126,000 for Mr. Strahan.  The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted.  The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period.  The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIRBY CORPORATION
(Registrant)

By:	/s/ Norman W. Nolen
Norman W. Nolen
Executive Vice President, Treasurer
and Chief Financial Officer

Dated:  February 1, 2010